Exhibit 10.14(b)

Final Execution Copy

AMENDMENT TO EMPLOYMENT AGREEMENT OF

ADAM M. ARON, AS

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

OF VAIL RESORTS, INC.

WHEREAS, an employment agreement dated July 29, 1996 attached as Exhibit 1, amended by a letter dated February 13,1997 attached as Exhibit 2 (collectively, the "Agreement"), is currently in force between Vail Resorts, Inc., a Delaware corporation with its principal offices in Avon, Colorado (the "Company"), and Adam M. Aron, a resident of Avon, Colorado ("Executive");

WHEREAS, the Agreement is of an evergreen nature in which renewals are automatic, unless a notice of termination is given by either party, with no such notice of termination having been given;

WHEREAS, Executive is approaching the fifth anniversary of his service as Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc.;

WHEREAS, the Company now wishes to provide additional compensation and incentives to cause Executive to remain in the employ of the Company in his current role well into the future;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Committee") has specifically authorized the provisions outlined below, with the Committee's Chairman abstaining (Exhibit 3), and after a thorough discussion and approval of these matters with the entire Board of Directors of the Company (the "Board") at its most recently convened official meeting but in executive session with Executive not present;

WHEREAS, the Company wishes Executive to have certain additional protections in the event of a Change of Control so as to motivate Executive to review any potential change of control transactions without concern for how such a transaction may affect him personally;

WHEREAS, certain conditions of the Agreement were relevant in 1996, but need updating nearly five years later;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as of May 1, 2001 as follows:

A.  Conveyance of Executive's Residence.

If Executive remains in the employ of the Company through the earlier to occur of (a) a date to be determined by the Company in June, 2003 that is not earlier than July 29, 2003 nor later than August 3, 2003 (the "Scheduled Vesting Date"), or (b) an Accelerated Vesting as described in Section D below (the earlier of such dates being the "Vesting Date"), then from the Vesting Date to and including the date that is 90 days after the date on which Executive ceases to be employed by the Company, Executive shall then have the right to purchase from the Company at its current book value, as of April 30, 2001, (approximately $1.5 million) full and complete title to and ownership of Executive's residence at 173 South Fairway Drive, Avon, Colorado, or any successor residence bought by the Company for the Executive as per the Agreement (the "Residence"); provided that the purchase price for any successor residence shall be the Company's book value therefor at time of purchase.. No property taxes, maintenance costs, or homeowner assessments shall be owed by Executive for the period and until such time as Executive closes on the Residence.

In the event that Executive elects to purchase the Residence after the Vesting Date, the Company will provide Executive with a one-time cash bonus in the exact amount owed to the Company by the Executive for such purchase, which will be paid at the time of the closing of the purchase of the Residence from the Company. Any delay in Executive's receipt of the bonus from the Company shall extend, by an equal amount of time as the delay, the period in which Executive is required to close on the Residence.

All costs including but not limited to legal fees; brokerage commissions and charges; title, title insurance and survey fees; real estate property taxes, homeowner assessments, maintenance costs, and utilities for the period prior to closing; federal, state, county, local or Beaver Creek real estate, windfall, luxury or excise taxes; state, county, local or Beaver Creek transfer taxes, or fees or expenses of any other nature arising from such a transfer in ownership of the Residence shall be borne by the Company, with the sole exception that Executive's ordinary personal income tax liability arising solely from the receipt of the cash bonus shall be borne by Executive.

As per the Agreement and the current membership provisions of the Beaver Creek Club,

Executive may assume full membership in the Beaver Creek Club at time of closing of the Residence by commencing payment of annual dues. No other fees shall then be owing, and Executive shall assume all privileges and obligations of Beaver Creek Club membership.

B. Conveyance of Red Sky Ranch Homesite Lot and Golf Membership

If Executive remains in the employ of the Company through the Vesting Date, then from the Vesting Date to and including the date that is 90 days after the date on which Executive ceases to be employed by the Company, Executive shall then have the right to acquire for $600,000 a homesite lot in the Red Sky Ranch golf community being developed by the Company of his choosing on or adjacent to the Tom Fazio-designed course (the "Lot"). Such Lot shall be pre-selected by Executive in June or July, 2001, shall be held for Executive and will not be sold to anyone else until such time as Executive no longer has the potential opportunity as agreed herein to acquire the Lot.

No property taxes, maintenance costs or homeowner assessments shall be owed by Executive until such time as Executive closes on the Lot.

In the event that Executive elects to purchase the Lot after the Vesting Date, the Company will provide Executive with a one-time cash bonus of $600,000, which will be paid at the closing of the purchase of the Lot from the Company. Any delay in receipt by the Executive of the bonus from the Company shall extend, by an equal amount of time as the delay, the period in which Executive is required to close on the Lot.

All costs including but not limited to legal fees; brokerage commissions and charges; title, title insurance and survey fees; real estate property taxes, homeowner assessments, maintenance costs and utilities for the period prior to closing; federal, state, county, local or Red Sky Ranch real estate, windfall, luxury or excise taxes; state, county, local or Red Sky Ranch transfer taxes, or fees or expenses of any other nature arising from such a transfer in ownership of the Lot to the Executive shall be borne by the Company, with the sole exception that Executive's ordinary personal income tax liability arising solely from the receipt of the Lot shall be borne by Executive.

As per the current Agreement, Executive shall also be given a full membership in the Red Sky Ranch golf club being developed by the Company (the "Membership"). Under the Agreement, there shall be no initiation fee and dues shall not be owed so long as Executive is employed by the Company. However, if Executive remains employed with the Company through the Vesting Date, Executive may retain the Membership after his employment with the Company ceases, although the payment of dues shall commence after Executive's employment ends, with Executive assuming all privileges and obligations of Red Sky Ranch Golf Club membership. Additionally, however, Executive may transfer the Membership if and when and to whom the Lot is sold without restriction by the Club, and with no membership initiation fee or transfer fee being owed.

C. Bachelor Gulch Lot 99 Loan Forgiveness

The Company and Executive have separately entered into an agreement (the"Bachelor Gulch Purchase") which provides for Executive to acquire Lot 99 in the Company's Bachelor Gulch Development ("Lot 99"), as well as a Bachelor Gulch Club Membership, consideration for which was $1,000 in cash and a note in the amount of $645,750 plus interest, with all principal plus interest paid in arrears (the "Loan"). If Executive remains employed with the Company through the Vesting Date, the Loan by the Company to the Executive shall be completely forgiven on the Vesting Date with no principal or interest owed or payable. Executive and the Company will promptly and in any case no later than the end of August, 2003 prepare and execute any paperwork required to document the cancellation of the Loan as of the date of such documentation.

As per the current Agreement, Executive has been given a full membership in the Bachelor Gulch Club. Under the Agreement, there shall be no initiation fee and dues shall not be owed so long as Executive is employed by the Company. However, if Executive remains employed with the Company through the Vesting Date, Executive may retain the Bachelor Gulch Club membership after his employment with the Company ceases, although the payment of dues shall commence after Executive's employment ends, with Executive assuming all privileges and obligations of Bachelor Gulch Club membership. Additionally, however, if Executive remains employed by the Company through the Vesting Date, Executive may transfer the Bachelor Gulch Club membership if and when and to whom Lot 99 is sold without restriction by the Club, and with no membership initiation fee or transfer fee being owed.

As part of the Bachelor Gulch Purchase, Executive shall also be given a full membership in the Red Sky Ranch golf club being developed by the Company (the "Second Membership", or collectively with the Membership the "Memberships"). Under the Agreement, there shall be no initiation fee and dues shall not be owed so long as Executive is employed by the Company. However, if Executive remains employed with the Company through the Vesting Date, Executive may retain the Second Membership after his employment with the Company ceases, although the payment of dues shall commence after Executive's employment ends, with Executive assuming all privileges and obligations of Red Sky Ranch Golf Club membership. Additionally, however, if Executive remains employed by the Company through the Vesting Date, Executive may transfer the Second Membership if and when and to whom the Lot is sold without restriction by the Club, and with no membership initiation fee or transfer fee being owed.

As part of the Bachelor Gulch Purchase, Executive has been granted the right at normal market prices, terms and fees to acquire from the Cordillera golf club (and transfer with Lot 99) a transferred Cordillera golf membership now held by the Company. If Executive earns the right to retain his Red Sky Ranch Golf Club membership by remaining in the Company's employ through the Vesting Date, and in fact receives such membership, Executive shall forfeit the right to the Cordillera membership. If the Company in its sole discretion grants to Executive the full rights and privileges of Second Membership prior to the Vesting Date, the Company may sell for its own account the Cordillera membership being held for Executive.

D. Special Vesting Provisions for A,B, C Above

No entitlement related to ownership of the Residence, Lot, the Memberships on a dues-paying basis, or to the forgiveness of the Loan shall accrue to Executive prior to the Scheduled Vesting Date, except that they shall all be immediately triggered and vested ("Accelerated Vesting") (i) upon a Change of Control regardless of whether Executive remains in the employ of the Company so long as Executive does not voluntarily cease his employment with the Company for 90 days after the Change of Control (In such an event, Executive may close on the Residence, the Lot or the Memberships, or document forgiveness of the Loan any time or times of his choosing between the date that is 90 days after a change of control has occurred and 90 days after he has left the employ of the Company), or (ii) if Executive is Terminated With or Without Cause after January 1, 2002 in bad faith with a primary motivation being to void these financial obligations of the Company (In such an event, closings shall occur within 90 days of the appropriate bonus payments being made, and loan forgiveness shall be effective as of date of termination).

If Executive remains employed with the Company through the Vesting Date, Executive's right to acquire the Residence and Lot, the bonus obligation to pay for the Residence and Lot, the forgiveness of the Loan, and the granting of the Memberships are all non-cancelable obligations of the Company to the Executive, and shall not be forfeited by Executive for any reason thereafter including even Executive's death, voluntary resignation or Termination for Cause. If Executive is deceased after vesting in these rights but prior to documenting the Loan forgiveness or completing the closing of the Residence, Lot or Membership, the Executive's estate shall conclude these transactions as needed.

ADDITIONALLY, NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby further agree to amend the Agreement effective May 1, 2001 as follows:
1.	Minimum Base Salary. Executive's current salary of $675,000 per annum ('Base

Salary") shall be the minimum annual Base Salary of Executive for fiscal 2002 and beyond, which may be increased but not decreased as outlined in section 1.4 of the Agreement. If Executive's salary is adjusted, the new then-prevailing adjusted salary shall become the Base Salary, a defined term in the Agreement.

2.

Target Bonus. Executive's current annual bonus incentive program sets Executive's "target opportunity" bonus on a sliding scale. Currently, 80% of Base Salary is Executive's target bonus if the Company's budget as approved by the Board is fully achieved, with other bonus payouts being owed at varying levels of Company financial performance. Section 1.7(b) of the Agreement is hereby amended such that the minimum Target Bonus shall be 80% of the then-prevailing Base Salary, if the Company's budget is fully achieved. The parties further agree to negotiate annually in good faith the sliding scale of varying payouts based on varying levels of performance. However, Executive acknowledges that the annual bonus shall depend upon achieving the specific business performance targets set in advance of each fiscal year by the Board at its sole discretion, or by the Committee acting in its stead.

3.

Restricted Stock. In September of 2000, the Board and the Committee voted Executive additional Restricted Shares in the amount of 3,750 shares vesting July 29, 2002 and 3,750 shares vesting July 29, 2003. Such shares shall be subject to the provisions of Section 1.8 of the Agreement. It is the intent of the parties that additional grants of Restricted Shares shall be granted to Executive at a later date if his service to the Company extends beyond fiscal 2003, however such future grants shall be at the sole discretion of the Board. All such restricted share grants shall vest upon termination of the Agreement due to Disability, Death, Termination Without Cause, or Constructive Termination Without Cause, but not for Termination with Cause (except for previously vested shares) or Voluntary Resignation (except for previously vested shares). In any event, all restricted shares previously or subsequently granted to Executive shall vest immediately on a Change of Control as defined in the Agreement.

4.

Stock Options. It is the intent of the parties that stock option grants shall be made annually to Executive, however such future grants shall be at the sole discretion of the Board. All stock options previously or subsequently granted to Executive shall vest upon termination of the Agreement due to Disability, Death, Termination Without Cause, or Constructive Termination without Cause but not for Termination with Cause (except for previously vested shares) or Voluntary Resignation (except for previously vested shares). In any event, all stock options previously or subsequently granted to Executive shall immediately vest on a Change of Control as defined in the Agreement.

5.

Housing for the Convenience of the Company. For practical reasons related to telephone switching equipment, Executive need not maintain an internal Company telephone extension in his residence, as outlined in Section 1.10 of the Agreement. However, Executive must maintain a local Avon telephone extension, an in-home fax, and a personal computer provided by the Company, such that Executive can be immediately available by phone, fax or email to the Company on a 24-hour-per-day basis. All other requirements imposed upon Executive under the provisions of Section 1.10 of the Agreement continue in effect unchanged.

6.

Constructive Termination Without Cause. The following shall be added as a permissable trigger for Executive to resign for good reason and shall be added to the Agreement as Section 5.5 (a) (vii) "Any failure by the Company to convey within 30 days after written request any of the vested benefits outlined in sections A, B, C or D above."

7.

(a) Voluntary Resignation After A Change of Control. For a period not less than six months and not more than twenty-four months after a Change of Control, Executive may resign voluntarily for any reason but such resignation shall be considered a Constructive Termination Without Cause. In such an event, Executive shall be entitled to all payments detailed in Section 5.5 of the Agreement in addition to any other vested benefits, including but not limited to vested shares, vested options, vested real estate (including but not limited to the Residence, the Lot, and Lot 99), and vested club membership benefits (included but not limited to the Memberships).

(b) Resignation/Termination (Even for Cause) After A Change of Control. After a Change of Control, no previously vested compensation or benefits of any kind including but not limited to earned salary, pro-rata earned bonus, fringe benefits, restricted shares, stock options, real estate or club memberships shall be forfeited due to a resignation or termination for any reason, including even Voluntary Resignation or Termination for Cause.

8.

Failure to Pay/Convey Owed Severance/Benefits. If Executive has previously resigned, or has been Terminated for any reason, and if the Company fails to pay or convey within 60 days of written request (such request to be made within 120 days of resignation or termination) any appropriately-owed severance payments or other benefits including but not limited to earned salary, pro-rata earned bonus, earned fringe benefits, vested restricted shares, vested stock options, vested real estate or vested club memberships (collectively "Severance Benefits"), then such resignation shall be treated as if Constructive Termination Without Cause had occurred. In such an event, Executive shall be entitled to all payments detailed in Section 5.5 of the Agreement in addition to any other of the non-paid or non-conveyed Severance Benefits. Severance Benefits shall be as described in the applicable sub-section of section 5 of the Agreement as amended herein with respect to vested options, shares, real estate and club memberships.

Except as amended hereby, the provisions of the Agreement shall remain in full force and effect with no amendment or modification thereto other than as set forth herein. The amendments agreed to above shall be additive to the Agreement, and all the terms of the Agreement and the amendments above shall be in effect. To the extent, there is conflict between the provisions of these documents, this amendment shall govern.

The signature below of Executive and the Company's General Counsel will make these amendments binding on both the Company and the Executive.

Agreed and Accepted:

Adam M. Aron

Executive

Martha Rehm

Senior Vice President & General Counsel, Vail Resorts, Inc.